Mapi Pharma
Value-Added High-Barrier to Entry Pharmaceuticals
Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated June 30, 2014
Registration No. 333-194832
Relating to the Preliminary Prospectus dated June 30, 2014

This presentation includes statements that are, or may be deemed, “forward-looking statements.” In some cases these forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,”
expects,” “plans,” intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential,” or in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the control of Mapi - Pharma Ltd. (the “Company”), and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the adequacy of the
Company’s financial and other resources, particularly in light of its history of recurring losses and the uncertainty regarding the adequacy of its liquidity to pursue its complete business objectives; (ii) the Company’s ability to commercialize its pharmaceutical products; (iii) the Company’s ability to obtain and maintain adequate protection of its intellectual property; (iv) the Company’s ability to complete the development of its products; (v) the Company’s ability to find suitable co-development partners; (vi) the Company’s ability to manufacture its products in commercial quantities, at an adequate quality or at an acceptable cost; (vii) the Company’s ability to establish adequate sales, marketing and distribution channels; (viii) acceptance of the Company’s products by healthcare professionals and patients; (ix) the possibility that the Company may face third party claims of intellectual property infringement; (x) the Company’s ability to obtain or maintain regulatory approvals for its products in its target markets and the possibility of adverse regulatory or legal actions relating to its products even if regulatory approval is obtained; (xi) the results of clinical trials that the Company may conduct or that its competitors and others may conduct relating to its or their products; (xii) intense competition in the Company’s industry, with competitors having substantially greater financial, technological, research and development, regulatory and clinical, manufacturing, marketing and sales, distribution and personnel resources than the Company; (xiii) potential product liability claims; (xiv) potential adverse federal, state and local government regulation, in the United States, Europe or Israel and (xv) loss or retirement of key executives and research scientists. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements are set forth in Amendment No. 3 to the Company’s Registration Statement on Form F-1 (the “Registration
Statement”) filed with the Securities and Exchange Commission (“SEC”) on June 30, 2014 for the Company’s proposed initial public offering (the “Offering”). The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.
Forward-Looking Statements

Free Writing Prospectus Statement
This presentation highlights basic information about us and the Offering. Because it is a summary, it does not contain all of the information that you should consider before investing.
We have filed a Registration Statement (including a preliminary prospectus) with the SEC for the offering to which this presentation relates.  The Registration Statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the
Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the Offering. You may get these documents free of charge on the SEC’s web site at http://www.sec.gov.
Alternatively, we or any underwriter participating in the Offering will arrange to send you the prospectus if you contact Aegis Capital
Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY 10019, telephone: 212-813-1010, e-mail:
prospectus@aegiscap.com.

Initial Public Offering Summary
Shares Offered
Exchange / Ticker
Over-Allotment
Price Range
Issuer
Use of Proceeds
Sole Book Runner
2,665,000 Shares (100% Primary)
NASDAQ Capital Market / MAPI
15% or 399,750 Shares (100% Primary)
$13.00 - $15.00
Mapi Pharma Ltd.
Clinical development of Glatiramer Acetate Depot, Risperidone Long Acting
Injection, complete API plant, R&D and other general corporate purposes
Aegis Capital Corp.
Co-Manager
Chardan Capital Markets, LLC

Building a vertically integrated, diversified, risk mitigated business model with high-barrier, high added-value
products
Corporate Overview
Experienced
Team
Granted 2 US patent, allowed 5 US patents, 1 EU patent,
20 patents in process, clinical trials for our 3 leading
products expected to start in 2014
Growth
Engines
Complex APIs, difficult to manufacture formulations, Life
Cycle Management (LCM) products for big-markets, with
limited competition some under FDA 505(b)(2) or ANDA
Portfolio, Co-
development
13 API, 7 Formulations, 3 LCM, 1 Generic Depot, 1 NCE. Co-
development with a Big Pharma and 2 Co-development and
marketing JVs for the global and Chinese markets
IP & Clinical
trials
Strategy
Successful management team with vast business and R&D
experience mostly from Teva Pharmaceuticals

mapi PHARMA LTD

gamida Cell

TEVA

NIKKEN Discover it. Live it.

Stem Cell Medicine

Technion Israel Institute of Technology

Ehud Marom
Ehud Marom
Chairman & CEO
Chairman & CEO
Teva (NASDAQ: TEVA) -
VP Tapi, head of the Copaxone
global operation team.
Teva (NASDAQ: TEVA) -
VP Tapi, head of the Copaxone
global operation team.
Makhteshim - CEO, Worlds
largest generic manufacturer of
Insecticides and Fungicides now
part of ChemChina.
Makhteshim - CEO, Worlds
largest generic manufacturer of
Insecticides and Fungicides now
part of ChemChina.
Peptor (Develogen) - President
Peptor (Develogen) - President
Gamida Cell - CEO
Gamida Cell - CEO
Pharma Two B - Chairman
Pharma Two B - Chairman
Stem Cell Medicine - Chairman
and CEO
Stem Cell Medicine - Chairman
and CEO
Proven success in emerging
innovative technology companies:
Peptor, Gamida Cell. Algae
nutraceuticals (Nikken), Karma-
Pharm (Microencapsulation)
Proven success in emerging
innovative technology companies:
Peptor, Gamida Cell. Algae
nutraceuticals (Nikken), Karma-
Pharm (Microencapsulation)
Chemical Engineer, Technion.
Chemical Engineer, Technion.
Alex Mogle
Alex Mogle
VP Corporate Development
Makhteshim-Agan - Head of
supply chain, assistant to the CEO,
IR Director, Company Secretary
VP Corporate Development
Makhteshim-Agan - Head of
supply chain, assistant to the CEO,
IR Director, Company Secretary
NICE (NASDAQ: NICE) - BD
Manager digital video, IR Director
NICE (NASDAQ: NICE) - BD
Manager digital video, IR Director
Ministry of Finance - Economist
Ministry of Finance - Economist
Core Team
Dr. David Leonov
Dr. David Leonov
Head of API Development
Head of API Development
Teva (NASDAQ: TEVA) - Senior
research positions
Teva (NASDAQ: TEVA) - Senior
research positions
Makhteshim - Chief Scientist
responsible for the development
of a wide scale R&D expansion
strategy in India
Makhteshim - Chief Scientist
responsible for the development
of a wide scale R&D expansion
strategy in India
Dr. Yoram Sela
Dr. Yoram Sela
Delivery System Manager
Delivery System Manager
Teva (NASDAQ: TEVA) - Manager
controlled-release unit
Teva (NASDAQ: TEVA) - Manager
controlled-release unit
Karma-Pharm - Founder, later
sold to Lycored (Makhteshim-
Agan)
Nesher Solutions - VP R&D
Karma-Pharm - Founder, later
sold to Lycored (Makhteshim-
Agan)
Nesher Solutions - VP R&D
Dr. Shai Rubnov
Dr. Shai Rubnov
VP R&D
VP R&D
NasVax LTD - Manager QA and
regulatory affairs
NasVax LTD - Manager QA and
regulatory affairs
Peptor (DeveloGen) - Director of
CMC
Peptor (DeveloGen) - Director of
CMC

Uri Danon
Uri Danon
Executive VP
Executive VP
Teva (NASDAQ: TEVA) - Projects
manager including Copaxone in a
solution in pre-filled syringes
Teva (NASDAQ: TEVA) - Projects
manager including Copaxone in a
solution in pre-filled syringes
Atox Bio - CEO and Chairman
Atox Bio - CEO and Chairman
BioCancell (TASE: BICL) -
President and later CEO
BioCancell (TASE: BICL) -
President and later CEO
Nir Bernstein , CPA
Nir Bernstein , CPA
CFO
CFO
Ampal Inc. (NASADQ: AMPL) VP-
Accounting & Control
Ampal Inc. (NASADQ: AMPL) VP-
Accounting & Control
PwC - Senior manager
PwC - Senior manager

Life Cycle Management (LCM) Products:
GA Depot, Risperidone LAI, Pregabalin ER

Company Development
2008
2009
2010
2011
2013
2014
2016
2012
2015
2017
2018
First round
2016 and beyond IP Portfolio
of generic API & Formulations
Scalable multipurpose
API plant
Clinical development of
LCMs
Para. IV
registrations
Registration
Batches
Complex API
Formulations
LCM’s
2019

Mitigated Risk and Growth Portfolio
API
Formulations
LCM
Generic
Depot
Life Cycle Management
GA Depot (MS)
Generic Depot
Risperidone LAI (Schizophrenia)
API & Formulation
Darunavir Tablets (HIV)
Examples from our portfolio:
Value-Added High-Barrier to Entry Pharmaceuticals
Product Category	Current Market*
Life Cycle Management (LCM)	$ 9 billion
Generic Depot	$ 1.3 billion
API + Formulations	$ 12.5 billion
NCE
* Based on Thomson Reuters Cortellis’ website
(Number) of products

API	Product	Mapi Patent	Sales 2013* ($M)	Patent exp./Data exc.	Medical Indication
Dronedarone HCl	Multaq (Sanofi)		362	2016	Atrial Fibrillation
Abiraterone Acetate	Zytiga (J&J)	Processes (PCT)	1,689	2016	Prostate Cancer
Glatiramer Acetate	Copaxone (Teva)		4,300	2014	RRMS
Darunavir **(Para. IV)**	Prezista (J&J)	Processes (US/EP Allowed) Polymorphs (PCT)	1,673	2017	HIV
Fingolimod HCl	Gilenya (Novartis)	Allowed US Patent	1,972	2017	RRMS
Lurasidone HCl	Latuda (DSP)	Processes (PCT)	397	2018	Schizophrenia
Febuxostat	Uloric (Takeda)	Processes (PCT) Polymorphs (PCT)	265	2019	Chronic Hyperuricemia
Deferasirox	Exjade (Novartis)	Processes (US Allowed) Polymorphs (PCT)	894	2019	Chronic Iron Overload
Indacaterol Maleate	Onbrez, Arcapta (Novartis)		193	2020	COPD
Perampanel **(Para. IV)**	Fycompa (Eisai)	Processes (US Prov.)	22	2021	Epilepsy
Tapentadol HCl	Nucynta, Plexia (J&J)	Granted US 8410176	246	2022	Acute pain
Dapagliflozin **(Para. IV)**	Forxiga (BMS & AstraZeneca)	CO-CRYSTALS (US Prov.)	21	2020	Type 2 Diabetes
Alogliptin Benzoate **(Para. IV)**	Nesina (Takeda)	Process (US Allowed), Polymorphs	519	2028	Diabetes

(1) To be produced in Mapi’s API plant in Neot-Hovav
(2) To License out to a partner, finalized pilot API production in preparation of DMF
(3) Para. IV: launching under Paragraph IV, if successful, provides market exclusivity of 180 days

Generic Pipeline: Complex APIs
Addressing a $ 12.5B Market
Formulation
* 2013 Sales based on Thomson Reuters Cortellis’ website

In feasibility study with a potential partner
First Agreement Signed
First Agreement Signed

Compound (Brand)	Indication	Pre-Clinical (2013 Branded Product Sales*)	Human PK	Phase 2	Phase 3
Glatiramer Acetate Depot * (Copaxone®)	MS
Risperidone LAI (Risperdal® Consta®)	Schizophrenia
Pregabalin ER (Lyrica®)	Neuropathic Pain
New Chemical Entity (NCE)	MS
Remarks:
•Not all regular development phases are applicable for 505(b)(2) regulatory filings
•Sales figures are of original product brand
•Glatiramer Acetate Depot patent granted May 2013
* GA Depot approved clinical trial in Israel by Ministry of Health on June 29th 2014, Risperidone
LAI waiting for final approval
Current status
Plans for 2014
$US 4.5B
$US 4.3B
Start Q3/14*
Start Q3/14*
$US 1.32B
2017
Pipeline: Life Cycle Management
Start Q3/14
* 2013 Sales based on Thomson Reuters Cortellis’ website

$24B WW Atypical Antipsychotic Market Primed for Long-Acting Aripiprazole

ZYPREXA®
(Olanzapine)
17.6%
Other
4.8%
ABILIFY®
(Aripiprazole)
29.5%
SEROQUEL®
(Quetiapine)
26.2%
RISPERDAL®
(Risperidone)
4.5%
GEODON®
(Ziprasidone)
4.9%
INVEGA®
(Paliperidone)
2.7%
RISPERDAL®
CONSTA®
6.5%
INVEGA®
SUSTENNA®
3.2%

Source: U.S. IMS Health, Q3 MAT 2012; 5EU & ROW IMS Midas Q3 MAT 2012;
WW market includes U.S., 5EU (Germany, France, Italy, Spain and the UK), and ROW.

Alkermes

Example of Depot Market Development
Risperdal $1.3K/Year
Risperdal Consta
$7K/Year
Some of these to be
considered as natural
candidates on Mapi’s
future pipeline
Example of:
LCM in the Schizophrenia. Off
patent API replaced by a
Depot for improved
compliance at a much higher
value.
Apr. 8, 2014
Long-Acting ABILIFY
completed successful
trial

Depot Long Acting Formulations
• Depot formulation is comprised of a biodegradable polymer that encapsulates the
 API and disintegrates over an extended period of time, releasing the API gradually
• Products such as Risperidone, Paliperidone, Olanzepine and Naltrexone, which were previously delivered orally, were converted into long acting injections administered once or twice per month
• Most of these drugs are central nervous system drugs, for which compliance and adherence to treatment protocols is of crucial importance to efficacy
• Our product-tailored technology provides extensive know-how and non-infringing generic solutions to the currently marketed long-acting drugs
API +
Excipients
Mix in
reactors
Centrifugation
+ Rinse
Lyophilization
Vials
+ WFI

Merck
Rebif
$2,500
16%
Biogen
Tysabri
$1,527
10%
Biogen
Avonex
$3,006
19%
Teva
Copaxone
$4,300
28%
Biogen/Tecfidera
$800, 5%
Novartis
Gilenya
$1,934
12%
Bayer/Betaseron
$1,400, 9%
Novartis/Ectavia
160, 1%

Multiple Sclerosis (MS)
• 400,000 individuals in the US and 1.1-2.5 million individuals worldwide (Oleen-
 Burkey et al., 2011)
• Usually diagnosed between 20 and 40 years, with a mean age of 32 years.
 Women outnumber men by a ratio of almost 2 to 1 (clevelandclinicmeded.com)
• 34% (136,000) of the 400,000 diagnosed MS patients in the US, are firstly prescribed with GA (Margolis et al., 2011)
• The annual combined direct and indirect costs of MS in the US in 2004 have been estimated to be an average of $47,215 per diagnosed individual (estimated as $59,142 if converted to 2010 dollars) (Kobelt et al., 2006)
* 2013 Sales based on Thomson Reuters Cortellis’ website
• 2013 MS therapeutics market* is estimated at
 over US $15 billion
• GA Depot will be used by GA users, other
 competing injectable medications and as a
 substitution for oral drugs
• GA Compliance today estimated at 70%
 (Kleinman NL et al. J, Med Econ 2010) will
 increase dramatically with Mapi’s GA Depot

From Life Cycle Management Portfolio
Glatiramer Acetate Depot
GA in PLGA
formulation
based on all
approved FDA
compounds
Allowing
a monthly
injection,
instead of
current once
daily and
Teva’s recently
approved thrice
weekly
US Patent
8,377,885 titled
Depot Systems
Comprising
Glatiramer,
granted May
2013
In-vivo activity,
in-vitro release
profile indicate
linear release
over 4 weeks

% of content of GA
Day after immunization

Control
GA Depot I.M.
GA I.M.
Score
Day after immunization

GA Depot 10 mg IM
GA Depot 2 mg IM
Copaxone 2 mg/day SC
Control (Saline, SC)
Mean Clinical Score
Day after immunization

GA Depot - Release Profile and Efficacy
In Vitro Release Profile:
•Linear release of 90% in 30 days
Efficacy Proof of Concept in EAE model:

•GA Depot demonstrated prolonged and
significant efficacy, substantially similar to
Glatiramer Acetate (Copaxone®)
Efficacy & Does-Response in EAE model:

•GA Depot, intramuscularly administered
demonstrated prolonged efficacy in a dose-
response manner vs. Copaxone® administered
subcutaneously daily. Demonstrating efficacy
similarity as well as superiority over Copaxone
daily in different doses
GA and GA Depot administration
GA Depot administration
Copaxone administration
Mean Clinical Score
Mean Clinical Score
GA Depot - Release Profile

▪ Market Opportunity: Superiority over daily generic competition or Teva’s recently approved thrice-weekly Copaxone enables premium pricing, may enable
 First-Line-Therapy status
▪ Regulatory Path: Teva’s approved it’s product in a single phase III pivotal trial
 (single dose); validates our R&D and regulatory strategy
▪ Patent protection: Mapi’s granted patent for GA Depot was broadened and expanded by additional approved claims in May 2014
▪ Sustainability of Glatiramer Acetate market: Teva’s switching to 40mg sustains the market for Glatiramer Acetate, limits and weakens generic competition
▪ Teva’s marketing efforts: GA Depot is a premium product and the current marketing efforts will support a once monthly
▪ Physicians: Beneficial by monthly IM administration, boosting demand and assuring compliance
▪ Per Patient Pricing: To be slightly lower than brand parenterals (currently $55K-
 $60K/Year) and new oral competitors (currently $55K-$48K/Year)
GA Depot Potential

Synopsis of phase III with GA Depot
▪ Title: Phase III, 1-year placebo controlled study of efficacy, safety and tolerability of once-monthly long acting IM injection of GA Depot for subjects with Relapsing
 Remitting Multiple Sclerosis (RRMS)
▪ Investigational Product: GA Depot bi-weekly/once-monthly IM injection of
 80mg
▪ Study Objectives: Efficacy as measured by clinical outcome measures and MRI activity
▪ Study Duration: 1 year per patient
▪ Population and Sample Size: Approximately 900 subjects diagnosed with
 RRMS. Those subjects will be randomized into GA Depot and placebo groups

Mapi's non-infringing technology enables product launch in 2018;

Risperidone LAI
Risperdal Consta
administrated
twice monthly
Risperdal
Consta sales
for 2013, $1.3B
The first in a
series of LAI’s
for
Schizophrenia
Risperdal Consta
formulation
patent expires
2023 (US)
2021 (EU)
(The API patent
has expired)
From Generic Depot Portfolio
3-5 years before patent expiration
2013 Sales based on Thomson Reuters Cortellis’ website

AUC Risperdal Consta: 748.29 (100%)
AUC Risperidone LAI: 831.32 (110.9%)
Plasma Concentration of Risperidone (ng/mL)
1000
100
10
1
0
10
20
30
40
50
Days
Risperidal Consta
Risperidone LAI (MAPI)

▪ Market Opportunity: Launch planned in 2018, 5 years before US Patent expiration with few generic competitors
▪ Pricing: Minimal price erosion, due to few competitors expected in depot high-
 barrier-to-entry, price lower than brand parenterals
▪ Next generation: A 505(b)(2) longer acting injection
Risperidone LAI Potential

mapi PHARMA LTD

Proprietary Polymorph and Process enables vertical integration, increased production efficiency and profit margins

Darunavir
Development of
API and
Formulation
1st valuable off-
patent HIV
protease inhibitor
Brand Name:
Prezista
(Tribotec-J&J)
an oral HIV-1
protease
inhibitor
Darunavir API
patent expires
November
2017.
Para. IV in
process
From API & Formulation Portfolio
2013 Sales based on Thomson Reuters Cortellis’ website
Patent
EP2528923 &
USUS2012029
6101 for
Darunavir
process,
allowed Mar.
Apr. 2014
2013 Sales,
$1.5B

▪ Market Opportunity: Early launch before expiration of originator’s polymorph patents in IL (Free), US (11.2017), Canada (6.2016), EU (9.2018)
▪ Competitors: Potential large market share due to few competitors
▪ Pricing: Minimal price erosion, control of main raw-material and the API which is the key price component in the formulation
Darunavir

▪ Location: Israel’s designated Industrial Chemical Park, Neot Hovav
▪ Size: 3 acre, designed as a multipurpose versatile facility ready to support first 5
 -6 years of business plan
▪ Status: Under construction (50%), received all regulatory approvals, 8 months from completion, supporting API sales as of 2015
▪ “Preferred Enterprise” granted governmental cash grants of 20% (May increase by 4%)
▪ Entitled to a reduced tax rate of 9% (compared to a 26.5% corporate income tax rate in 2014).
API Plant
Supporting Infrastructure

Tapping a Growth Market - China
15,000ft²
production lab
for intermediate
pharmaceuticals
in Nanjing,
Jiangsu, China
Signed first two Co
-development and
marketing
agreement for the
Chinese & global
markets

API	Patent for:	Number	Status
DEFERASIROX	POLYMORPHS	WO2011/070560	PCT
LURASIDONE	PROCESSES	WO2013/014665	PCT
DARUNAVIR	POLYMORPHS	WO2010/086844	PCT
ALOGLIPTIN	POLYMORPHS	WO2011/141903	PCT
FEBUXOSTAT	POLYMORPHS	WO2012/056442	PCT
FEBUXOSTAT	PROCESSES	WO201/050996	PCT
PERAMPANEL	POLYMORPHS	WO2013/102897	PCT
ABIRATERONE	PROCESSES	PCT/IL2013/050621	PCT
DOLUTEGRAVIR	AMORPHOUS FORM	WO02013/038407	PCT
PENTAPOLYMER	NCE	WO2012/143924	PCT
PERAMPANEL	PROCESS	US Prov. 61/718248	Filed
CONTROLLED RELEASE	LOCAL INJECTION DEPOT TECHNOLOGY	US Prov. 61/728819	Filed
OMACETAXINE	DEPOT SYSTEMS - ANTI CANCER	US Prov. 61/735072	Filed
LAQUINIMOD	DEPOT SYSTEMS	US Prov. 61/814279	Filed
DAPAGLIFLOZIN	CO-CRYSTALS	US Prov. 61/816809	Filed
DOLUTEGRAVIR	PROCESSES	US Prov. 61/820176	Filed
FIXED DOSE COMBINATIONS	OXIDASE INHIBITORS FOR ADHD	US Prov. 61/826510	Filed
OMBRABULIN	PROCESS	US Prov. 61/843386	Filed

✓ US Patent number 8,377,885 granted, titled: Depot Systems Comprising Glatiramer or
 Pharmacologically Acceptable Salt Thereof
✓ US Patent number 8,410,176 granted, titled: Intermediate Compounds and Processes for the
 Preparation of Tapentadol
✓ US Patent Application 13/881,961 allowed, titled: Intermediate Compounds and Processes for the
 Preparation of Fingolimod
✓ US Patent Application US20120296101 and EU Patent Application EP2528923 allowed, titled:
 Process for the preparation of Darunavir and Darunavir intermediates
✓ US Patent Application 13/514,115 allowed, titled: Process for the preparation of Deferasirox and
 Deferasirox Polymorphs
✓ US Patent Application 13/989,910 allowed, titled: Intermediate compounds and Process for the preparation of Quinoline derivatives such as Laquinimod sodium
✓ US Patent Application 13/258,816 allowed, titled: Process for the preparation of Alogliptin
Intellectual Property

Risperidone LAI
Bioequivalence
Pilot clinical trial
H2-14
Start:
GA Depot
Phase II
GA Depot
Scale-up
Risperidone
LAI
Scale-up
2015
Start:
Pilot bioequivalence
Pregabalin ER
First sale of API
registration batches
Upcoming Milestones 2014-2015
Start:
GA Depot
Phase III
Co-development
deal GA Depot
On-going:
•New JVs & Collaborations (Globally and in China)
•New patents

IMPAX LABORATORIES, INC.	
MOMENTA	
PAR PHARMACEUTICAL	
Mallinckrodt Pharmaceuticals	
Alkermes	
TEVA

Company Name	About	Market Cap
Impax Laboratories, Inc.
A specialty pharmaceutical company, develops, manufactures, and markets pharmaceutical products. Controlled-release generics with high barriers to entry, generics FTF, FTM, high-value improved products for
CNS, under 505(b)(2) and has a strategic alliance agreement with Teva
Pharmaceuticals Curacao N.V.
$2.0 billion
NASDAQ: IPXL
Momenta Pharmaceuticals Inc.
Complex molecules including polysaccharides, polypeptides, proteins and antibodies. Complex generics programs comprise Enoxaparin injection, a generic version of Lovenox for deep vein thrombosis, and treatment of acute coronary syndromes; and a generic version of Copaxone.
$633 million
NASDAQ: MNTA
Par Pharmaceutical Companies, Inc.	Has introduced generic versions of several major pharmaceutical products. Manufacturers in the US and markets and/or licenses more than 60 prescription drug families	NA
Privately held by TPG
Mallinckrodt plc
Develops, manufactures, markets and distributes branded and generic specialty pharmaceuticals, APIs and diagnostic imaging agents worldwide. Extended-release tablets to treat chronic pain in opioid-
tolerant patients; Injections indicated for use in the management of spasticity of cerebral or spinal origin in pediatrics and adults
$4.6 billion
NYSE: MNK
Alkermes
An integrated biopharmaceutical company, develops medicines that enhance patient outcomes. The company offers RISPERDAL CONSTA for schizophrenia and bipolar I disorder; INVEGA SUSTENNA for the treatment of schizophrenia
$7.4 billion
NASDAQ: ALKS
Teva Pharmaceutical Industries Ltd.
Develops, manufactures, markets, and distributes pharmaceutical products worldwide. Generic pharmaceutical products; and basic chemical entities, as well as specialized product families, such as sterile products, hormones, narcotics, high-potency drugs, and cytotoxic substances. Major branded product is Copaxone for MS
$45.0 billion
NYSE: TEVA
Comparable Companies
Market Cap on June 20th 2014

Post-IPO Capital Structure and Financial Highlights
As of December 31, 2013 (pro forma as adjusted) (2)
Cash and cash equivalents	$35,305,000
Investment in trading securities	$6,179,000
Property, plant and equipment, net	$6,607,000
Debt	$0
Post-IPO Capital Structure
	Shares Outstanding	%
Common Stock	15,165,000 (1)	100%
(1) Assuming an offering of 2,665,000 shares and excluding shares reserved for issuance under the
2014 Equity Incentive Plan
(2) Assuming an offering of 2,665,000 shares for IPO price of $14.00 per ordinary share after deducting underwriting discounts and commissions and estimated offering expenses.
The information presented in this slide is illustrative only and will change based on the actual
IPO price and other terms of the IPO.

Building a vertically integrated, diversified, risk mitigated business model with high-barrier, high added-value
products
Corporate Overview
Experienced
Team
Granted 2 US patent, allowed 5 US patents, 1 EU patent,
20 patents in process, clinical trials for our 3 leading
products expected to start in 2014
Growth
Engines
Complex APIs, difficult to manufacture formulations, Life
Cycle Management (LCM) products for big-markets, with
limited competition some under FDA 505(b)(2) or ANDA
Portfolio, Co-
development
13 API, 7 Formulations, 3 LCM, 1 Generic Depot, 1 NCE. Co-
development with a Big Pharma and 2 Co-development and
marketing JVs for the global and Chinese markets
IP & Clinical
trials
Strategy
Successful management team with vast business and R&D
experience mostly from Teva Pharmaceuticals